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                                                                   EXHIBIT 10.20

                      FY 2003 U.S. Corporate Incentive Plan

Purpose: The purpose of this FY 2003 Corporate Incentive Plan (the "Plan"), is to provide a competitive financial opportunity to motivate previously designated Professionals, High-Level Managers, Directors, Vice Presidents, Presidents and the Chief Executive Office to work towards the goals as set forth in the company business plan.

Administration: The Plan will be administered by the Board, and the Board will have discretion to determine all issues of fact arising under the Plan as well as to interpret the Plan's provisions. The Board may delegate to the Company's Chief Executive Officer certain of its Plan responsibilities with respect to particular issues or certain tiers of employees participating in the Plan (other than any tier of which he is a member) and, except as otherwise herein provided, in the event of any such delegation any reference in the Plan to the Board shall be deemed a reference to the Company's Chief Executive Officer.

Participation: The Board shall identify those employees ("Participating Employees") eligible to receive incentive payments under the Plan. Initially, 120 Participating Employees have been identified to participate in the FY 2003 Corporate Incentive Plan. Other employees may be added as deemed appropriate by the President and Chief Executive Officer or designate of the President and Chief Executive Officer.

Payment Amount: Each Participating Employee shall be eligible to receive an incentive payment ("Incentive Payment"), based upon the level of responsibility of their position with the Company in the tiers shown below, equal to an annualized percentage of their base salary as follows:

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Participating Employees             Incentive Payment                                Annual Payments
(Number of Participants)            (Annualized Percentage of Base Salary)           at Target
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
Chief Executive Officer (1)         100%                                               $  700,000
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Direct Reports to CEO (5)           40% - 60%                                          $  641,435
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Vice Presidents (19)                20% - 35%                                          $  860,669
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Directors/Plant Managers (75)       15% - 30%                                          $1,757,304
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Managers/Professionals (20)         10% - 20%                                          $  332,791
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

Total expected Incentive Payments at target on an annual basis: $4,292,199.

Timing of Incentive Payments: Incentive Payments will be paid in quarterly increments and are based on pre-determined goals that align with the company business plan.

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Employee Goals: Each employee has been assigned goals and performance measures that will ultimately determine their bonus payout. The goals vary based on the employee's position and level.

Chief Executive Officer
     .   50% Global EBITDAR, subject to a maximum restructuring cost
     .   50% Global Change in Working Capital

GBU Direct Reports to the CEO
     .   40% Global GBU EBITDAR, subject to a maximum restructuring cost
     .   40% Global GBU Change in Working Capital
     .   10% Global EBITDAR, subject to a maximum restructuring cost
     .   10% Global Change in Working Capital

Manufacturing Employees (including SVP - Manufacturing & Engineering)
     .   25% GBU or Corporate EBITDAR, subject to a maximum restructuring cost
     .   25% Total cost per unit
     .   25% Inventory
     .   25% Excell Initiative of Bronze

Purchasing Employees
     .   50% Corporate EBITDAR, subject to a maximum restructuring cost
     .   50% Individual spend savings goals

GBU Employees (All in MP/NP & TBG Non-Sales)
     .   50% GBU EBITDAR, subject to a maximum restructuring cost
     .   50% Change in Working Capital

Transportation Sales Employees
     .   60% Gross Margin versus the budget
     .   40% Revenue versus the budget

Finance/IT/Human Resource/Legal Employees
     . 25% Corporate (or regional, depending on span of control) EBITDAR, subject to a maximum restructuring cost
     . 25% Corporate (or regional, depending on span of control) Change in Working Capital
     .   50% Personal Objectives as determined in the previous quarter.

Employee Termination Provisions: Any Participating Employee who is terminated (with or without cause), or who voluntarily terminates his or her employment with the Company, shall effective at the time of such termination cease to be a Participating Employee and shall have no rights or entitlements under the Plan (other than to retain any amounts previously paid to such person under the Plan). Amounts unpaid at the time of any such termination shall be credited to the Reserve Fund and become immediately available for use under the Plan.

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Plan Amendment and Termination: The Plan may be amended only by the Board and such power to amend the Plan may not be delegated. The Board reserves the right to terminate the Plan at any time. The Plan shall otherwise terminate automatically on the date all Incentive Payments due under the Plan have been made.

New Hires/Promoted: At management's discretion, new hires may be added to this plan on a pro-rated basis.

Withholding: The Company shall withhold from all Plan payments such amounts as it determines are appropriate to pay applicable federal, state and local taxes, and such other amounts (other than contributions to the Company's 401(k) Plan) as appropriately may be withheld under the Company's payroll policies and procedures or in accordance with applicable law.

No Employment Rights: Nothing contained in the Plan shall be construed as giving any employee any right to remain in the employ of the Company, to be a Participating Employee or to prescribe the amount of Incentive Payment they are eligible to receive, or otherwise to receive an award hereunder. Any employee who is selected to become a Participating Employee or otherwise to receive an award hereunder will be notified of the same in writing by the Company.

No Limitation Upon Rights of Company: The Plan shall not in any way limit or restrict the right of the Company to adjust, reclassify or make any other changes to its capital or business structure; to merge or consolidate; to dissolve or liquidate; or to sell or transfer all or any part of its business or assets.

Entire Agreement: This Plan sets forth the terms of the FY 2003 Corporate Incentive Plan and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Board regarding such subject matter.